UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 13, 2009

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

You are invited to attend our annual meeting of shareholders on Wednesday, May 13, 2009, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;
2.	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren and its subsidiaries for 2009; and
3.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 11, 2009 are entitled to vote at the meeting and any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission, we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 18, 2009, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2008 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares by telephone at 1-888-693-8683 or on the Internet at www.cesvote.com. If you received a copy of the proxy by mail you may vote by returning the enclosed proxy in the accompanying self-addressed envelope. If your shares are held by your bank or broker, please review the voting options provided on your voter instruction form and act accordingly. You may also vote in person at the Annual Meeting. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,

VECTREN CORPORATION

By RONALD E. CHRISTIAN
Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary

Evansville, Indiana

March 18, 2009

LOCATION OF MAY 13, 2009

ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot adjacent to Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2009

Annual Meeting of Shareholders to be Held on

May 13, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.vectren.com.

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COMMUNICATIONS TO NON-EMPLOYEE DIRECTORS

In February 2003, the Nominating and Corporate Governance committee (“Governance committee”) of the Board of Directors (“Board”) created a new position of Lead director, whose primary responsibilities, including serving as chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on the Company’s website at www.vectren.com. Those guidelines provide that the Chair of the Governance committee is to serve as the Lead director. In 2009, the Chair of the Governance committee is Robert L. Koch II.

The Audit and Risk Management committee (“Audit committee”) is responsible for, among other things, establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this code. That code is posted on the Company’s website at www.vectren.com. The committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. Presently, the Chair of the Audit committee is Richard W. Shymanski. Mr. Shymanski will retire at the end of his current term of office and his successor will be selected by the Board prior to the annual meeting.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit committee or with the non-employee directors as a group may do so by writing to:

Lead Director, Chair, Audit Committee, or Non-Employee Directors Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

ACCESS TO INFORMATION

The Company makes available copies of its Corporate Code of Conduct (which is applicable to all of its employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board of Directors), its Corporate Governance Guidelines and all committee charters, free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
vvcir@vectren.com

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, May 13, 2009, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders over the Internet. The new delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 18, 2009, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and 2008 Annual Report to Shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. On March 18, 2009, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the Securities and Exchange Commission rules permit us to deliver a single Notice or annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single Notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Vectren Corporation Shareholder Service Department, at (800) 227-8625 or by e-mail at vvcir@vectren.com. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or annual meeting materials, contact Vectren Corporation Shareholder Service Department at the above phone number or address.

SOLICITATIONS OF PROXIES

The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or in person at the meeting.

If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker or other nominee to vote your shares, by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, such as the election of directors and the reappointment of our independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.” At this meeting, the only known items of business are of a type for which the broker may vote your shares at its discretion.

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2009 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, and (2) the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for 2009. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 11, 2009, the Company had one class of capital stock outstanding, consisting of 81,034,427 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 11, 2009 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

In September of 2006, the Board approved an amendment to our Code of By-Laws (“By-Laws”) to eliminate our classified Board. Our Board currently consists of one class of 13 directors. The Board recommends that the nominees listed below, all of whom with the exception of Carl L. Chapman are currently serving as directors, be reelected to a new one-year term and that Carl L. Chapman, President and Chief Operating Officer, be elected to a one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

The Board of Directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”) shall tender his or her resignation to the Chair of the Nominating and Corporate Governance committee (“Governance committee”) promptly following certification of the shareholder vote. The Governance committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, the Company will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the Securities and Exchange Commission (“SEC”).

If the Board decides to accept the director’s resignation, the Governance committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees and the retiring director of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

Carl L. Chapman, age 53, has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”) and Vectren Utility Holdings, Inc. (“VUHI”), since 2004. Mr. Chapman has served as President and Chief Operating Officer of the Company since November 1, 2007. He has served as Chief Operating Officer since August 1, 2004 and as Executive Vice President since March 31, 2000. Prior to August 31, 2004 and since March 31, 2000, Mr. Chapman served as Executive Vice President of the Company and President of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Currently, Mr. Chapman is the Chair of the board of representatives of ProLiance Holdings, LLC and Vice Chair of Reliant Services.

John M. Dunn, age 71, has been a director of SIGCORP, Inc., (“SIGCORP”), a predecessor of the Company, or the Company since 1996. Mr. Dunn is Chair and Chief Executive Officer of Dunn Hospitality Group, Ltd. and Dunn Hospitality Group Manager, Inc., a hotel development and management company. He is also a director of Old National Bank of Evansville, Indiana.

Niel C. Ellerbrook, age 60, has been a director of Indiana Gas, Indiana Energy, Inc. (“Indiana Energy”), SIGECO, VUHI, or the Company since 1991. Mr. Ellerbrook is Chair of the Board and Chief Executive Officer (CEO) of the Company. He has served as Chair and CEO since March 2000, when SIGCORP and Indiana Energy merged to create the Company, and additionally, as President from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Mr. Ellerbrook is the Chair, Chief Executive Officer and a director of VUHI. Mr. Ellerbrook is also the Chair and a director of Vectren Capital Corp. and Vectren Enterprises and President, Chair and a director of Vectren Foundation, Inc. (“Vectren Foundation”). He is also a director of Old National Bancorp. He also serves as on the Board of Trustees of the University of Evansville and is currently the Board of Trustees Chair.

John D. Engelbrecht, age 57, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is Chair and President of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 12 U.S. cities. He is also a director of Deaconess Healthcare Systems, Inc. and a trustee of the Evansville Museum.

Anton H. George, age 49, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and Chief Executive Officer and a director of Indianapolis Motor Speedway Corporation, and Chief Executive Officer of Indy Racing League, LLC, auto racing companies. Mr. George is also President and Chief Executive Officer and a director of Hulman & Company and also Clabber Girl Corporation, a manufacturer and distributor of baking powder, and President and a director of Terre Haute Realty Corporation, a real estate company. He is a director of First Financial Corporation.

Martin C. Jischke, age 67, was elected to the Board of Directors effective February 1, 2007. Dr. Jischke is the President Emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and Chair of the board of directors of Wabash National Corporation. He is a trustee of the Illinois Institute of Technology.

Robert L. Koch II, age 70, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company’s Board, Mr. Koch is also the Lead director among the non-employee Board members. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives, recycled non-ferrous metals, and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment and install building security systems. Mr. Koch is also a director of Fifth Third Bancorp and serves on the Board of Trustees of the University of Evansville.

William G. Mays, age 63, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer and founder of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of WellPoint, Inc.

J. Timothy McGinley, age 68, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is a principal of House Investments, Inc., a real estate investment company. He is also a director of Waterfield L.L.C., and he is the Chair of the Board of Trustees of Purdue University.

Richard P. Rechter, age 69, has been a director of Indiana Gas, Indiana Energy or the Company since 1984. Mr. Rechter is Chair of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling.

R. Daniel Sadlier, age 62, was elected to the Board of Directors of the Company in 2003. Mr. Sadlier is the retired President and Chief Executive Officer of Fifth Third Bank (Western Ohio). He is a director of Fifth Third Bank (Cincinnati) and is also the Chair of the Board of Directors of Premier Health Care Services, Inc.

Michael L. Smith, age 60, was elected to the Board of Directors of the Company effective March 1, 2006. In addition to the Company, Mr. Smith serves on the following other public company boards of directors: Kite Realty Group, Inc., H.H. Gregg, Inc., Emergency Medical Services Corporation, Inc., and Calumet Specialty Products LP. He also serves on the Board of Trustees of DePauw University. Pursuant to the revised Corporate

Governance Guidelines and By-Laws described in the Report of the Nominating and Corporate Governance Committee described on pages 12 to 17 of this proxy statement, the Board concluded that Mr. Smith’s service on four other public company boards of directors would not impair his ability to discharge his responsibilities as a member of the Board. Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc., from 1999 until he retired on January 31, 2005.

Jean L. Wojtowicz, age 51, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation.

The Board of Directors Recommends a Vote “FOR” All Nominees.

Retiring Director Biography

Richard W. Shymanski, age 72, has been a director of SIGECO, SIGCORP, or the Company since 1989. He is Chair, President and Chief Executive Officer of Fendrich Industries, Inc., a holding company comprised of divisions that manufacture and import bandanas and other advertising specialty products; dyes and finished yarns for the textile industry; prints on lightweight woven goods and precut fabric, and engages in quilting products design and manufacturing. He is also the retired Chair and Chief Executive Officer of Harding, Shymanski & Co., P.S.C., Certified Public Accountants and consultants, in Evansville, Indiana. He also serves on the Board of Trustees of the University of Evansville. Pursuant to the Company’s Corporate Governance Guidelines, he will be retiring from the Board at this annual meeting.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company are Jerome A. Benkert, Jr., age 50, Ronald E. Christian, age 51, and William S. Doty, age 58.

Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company. Mr. Benkert is a member of the board of representatives of ProLiance Holdings, LLC.

Mr. Christian has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since August 1, 2004 and Executive Vice President, General Counsel and Secretary of the Company since May 1, 2003. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy. Mr. Christian is a member of the board of representatives of ProLiance Holdings, LLC.

William S. Doty has served as Executive Vice President of Utility Operations since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for SIGECO.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of February 2, 2009. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Shares Owned Beneficially(1)
John M. Dunn	16,743	(2)(3)(4)(7)
Niel C. Ellerbrook	707,753	(2)(3)(6)(7(8)(9)
John D. Engelbrecht	26,851	(4)(7)
Anton H. George	2,376,792	(1)(4)(5)(7)
Martin C. Jischke	2,461	(4)
Robert L. Koch II	16,783	(2)(3)(4)(7)
William G. Mays	13,346	(2)(4)(7)
J. Timothy McGinley	21,950	(2)(4)(7)
Richard P. Rechter	27,975	(2)(4)(7)
R. Daniel Sadlier	2,046	(2)(4)
Richard W. Shymanski	30,211	(2)(3)(4)(7)
Michael L. Smith	8,105	(2)(4)
Jean L. Wojtowicz	13,912	(2)(4)(7)
Jerome A. Benkert, Jr.	161,729	(2)(6)(7)(8)
Carl L. Chapman	271,948	(2)(6)(7)(8)
Ronald E. Christian	126,749	(2)(6)(7)(8)
William S. Doty	73,482	(2)(3)(6)(7)(8)
All Directors and Executive Officers as a Group (17 Persons)	3,898,836	(1)

(1)	Except for Anton H. George, no director or executive officer owned beneficially as of February 2, 2009, more than 0.9% of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 1,522,044 shares or 1.9% of common stock of the Company. The beneficial ownership by Anton H. George of 2,376,792 shares or 2.9% of common stock of the Company is discussed below in note (5). Included in this number are 2,253,391 shares of common stock pledged by Indianapolis Motor Speedway, of which Mr. George is President and Chief Executive Officer.

(2)	This amount does not include derivative securities held under the Company’s non-qualified deferred compensation plans. These derivative securities are in the form of stock units which are valued as if they were Company common stock. The amounts shown for the following individuals include the following amounts of derivative units:

Name of Individuals or Identity of Group	Phantom Stock Units
John M. Dunn	25,434
Niel C. Ellerbrook	139,540
Martin C. Jischke	1,264
Robert L. Koch II	26,671
William G. Mays	2,584
J. Timothy McGinley	2,811
Richard P. Rechter	28,650
R. Daniel Sadlier	14,877
Richard W. Shymanski	3,982
Michael L. Smith	2,626
Jean L. Wojtowicz	5,785
Jerome A. Benkert, Jr.	2,934
Carl L. Chapman	35,268
Ronald E. Christian	39,921
William S. Doty	17,142
All Directors and Executive Officers as a Group (17 Persons)	349,489

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares granted to non-employee directors under the Company’s At Risk Compensation Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(5)	Of the 2,376,792 shares, Mr. George has both sole voting and investment power with respect to 16,936 shares. In addition, as President and Chief Executive of Indianapolis Motor Speedway (“IMS”), Mr. George has shared voting and investment power in 2,253,391 shares, which were pledged by IMS on December 31, 2008. Also included in this number are 10,489 shares, which he has the right to acquire as of February 2, 2009 under the Company’s At Risk Compensation Plan. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareholder’s board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.

(6)	Includes shares granted to executives under the At Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(7)	Includes shares which the named individual has the right to acquire as of February 2, 2009 pursuant to options granted under the At Risk Compensation Plan.

(8)	This amount does not include stock unit awards granted to the named executive officers on January 1, 2008 and February 12, 2009 under the At Risk Compensation Plan. The following derivatives are in the form of stock units which are valued as if they were common stock and are subject to certain transferability restrictions and forfeitability provisions.

Name of Individuals or Identity of Group	Stock Unit Awards
Niel C. Ellerbrook	122,000
Jerome A. Benkert, Jr.	34,600
Carl L. Chapman	50,000
Ronald E. Christian	27,300
William S. Doty	23,500
All Executive Officers as a Group (5 Persons)	257,400

(9)	Includes 10,000 shares held by the Niel & Karen Ellerbrook Family Foundation, for which he is a director. Mr. Ellerbrook has shared voting power and shared investment power over the shares held by the Foundation.

RELATED PERSON TRANSACTIONS

Review and Approval Policies and Procedures

We do not have a separate policy that codifies in a single document all of our policies regarding related person transactions. We do, however, have policies, procedures and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our Corporate Code of Conduct directs officers and employees to avoid relationships and financial interests in vendors, suppliers and contractors with whom the Company does business and requires officers and employees to report such relationships to the director of Internal Audit. Annually, as required by the Corporate Code of Conduct, the director of Internal Audit requires all directors, officers and key employees to complete surveys and certifications regarding relationships and financial interests in vendors, suppliers, contractors and customers. The director of Internal Audit also annually mails letters to Vectren’s major vendors, suppliers and contractors to inform them of these restrictions. That code is posted on the Company’s website at www.vectren.com.

Our Code of Ethics for the Board of Directors requires directors to promptly disclose to the Chair of the Nominating and Corporate Governance committee any situation that involves, or may potentially involve, a conflict of interest. The Code of Ethics also provides for the Nominating and Corporate Governance committee to review all relationships that exist between Vectren and a non-management director other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions. That code is posted on the Company’s website at www.vectren.com.

In connection with the preparation of its annual proxy statement and Form 10-K, Vectren distributes a director and officer questionnaire to its directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, Vectren’s general counsel, Vectren’s Nominating and Corporate Governance committee of its Board of Directors and by the full Board.

CORPORATE GOVERNANCE AND MEETINGS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has determined that with the exception of Mr. Ellerbrook, who is the CEO of the Company and nominee Carl L. Chapman, who is President and Chief Operating Officer of the Company, all members of the Board are independent since they satisfy the Company’s Director Independence Standards. The Director Independence Standards are set forth on pages 16-17 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board of Directors of the Company, the Company’s By-Laws require the shareholder to deliver or mail a notice that is received at the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to the Company’s Board of Directors. However, there is a framework in place for shareholders to contact the Board of Director’s Lead director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board of Directors. The criteria employed by the Nominating and Corporate Governance committee when considering all nominees to the Board of Directors are contained in the Company’s Code of By-Laws and are set forth in Appendix A.

Board Meetings

The Board of Directors of the Company had nine meetings during the last fiscal year. No member attended fewer than 80% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of the Company’s Board of Directors are elected to various committees. The standing committees of the Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee, and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley. As Chair of the committee, Mr. Koch is also the Company’s Lead director. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, John M. Dunn, Martin C. Jischke, Richard P. Rechter and R. Daniel Sadlier. None of the members is an officer or employee of the Company. The functions of the committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Audit and Risk Management Committee are Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, Michael L. Smith and Jean L. Wojtowicz. The Board of Directors has determined that Messrs. Shymanski and Smith are also the committee’s designated “financial experts” under the SEC definition. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Audit and Risk Management Committee” below. There were five meetings of the committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II, J. Timothy McGinley, and R. Daniel Sadlier. The Finance Committee acts on behalf of the Board of Directors with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the committee to act on behalf of the Board. The functions of the committee are described under “Report of the Finance Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, Richard W. Shymanski and Michael L. Smith. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Compensation and Benefits Committee” below. There were three meetings of the committee during the past fiscal year.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 12, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

During 2008, non-employee directors of the Company received a cash retainer of $30,000 per year for service on the Board. The fees are paid in the form of a monthly retainer of $2,500. The Chair of the Audit and Risk Management Committee receives a retainer of $7,500, paid in the form of a monthly retainer of $625. All other Committee Chairs receive a retainer of $5,000, paid in the form of a monthly retainer of $416.66.

Non-employee directors also receive a fee of $1,250 for each Company Board meeting attended. Each non-employee member of a committee of the Board is paid a fee of $1,250 for each committee meeting attended.

As part of the total compensation package provided to non-employee directors, a grant of stock unit awards will be made on May 13, 2009, with a value of $40,000 and the grant will vest at the end of one year. The equity compensation provided to non-employee directors is solely in the form of stock unit awards.

Pursuant to a director expense reimbursement policy approved by the Board of Directors, the Company reimburses the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions. Such travel may be by Company aircraft, if available.

On May 14, 2008, the Board approved The Vectren Corporation Director Education Policy. This policy is administered by the Chair and Chief Executive Officer, with oversight by the Nominating and Corporate Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist them with the discharge of their duties to the Company. Prior to enrolling and attending in a continuing education program, the director must submit a request to the Chair and Chief Executive Officer who, with assistance from management, reviews the proposed opportunity to determine if it is accredited by RiskMetrics Group. It is preferred that any continuing education programs be accredited by ISS and focused on the Company’s business.

Also, on May 14, 2008, the Board approved the Vectren Foundation Directors Matching Policy. Under this policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must meet two criteria: (1) be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service and (2) promote and implement activities and programs, some of which are within the Company’s service area. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching a single college or university gift not to exceed $2,500 and matching a single gift to an organization focused on environmental preservation/restoration or conservation not to exceed $2,500.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described on page 44 under the heading “Nonqualified Deferred Compensation”. At the present time, directors may defer all or a portion of their director fees and restricted stock and stock unit awards upon lapse of restrictions into the new plan designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ investment options mirror the investment options in the Company’s 401(k) Plan. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2008. Information on Niel C. Ellerbrook’s compensation is included in the Summary Compensation Table. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market earnings on deferred compensation.

2008 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash (1)($) (b)	Stock Awards (2)($) (c)	Option Awards (3) (d)	All Other Compensation (4)($) (d)	Total ($) (e)
John M. Dunn	$47,272	$35,384	$0	$4,637	$87,293
John D. Engelbrecht	$50,022	$35,384	$0	$1,837	$87,243
Anton H. George	$42,522	$35,384	$0	$1,837	$79,743
Martin C. Jischke	$47,022	$35,384	$0	$6,982	$89,388
Robert L. Koch II	$53,522	$35,384	$0	$4,713	$93,619
William G. Mays	$53,522	$35,384	$0	$4,825	$93,731
J. Timothy McGinley	$47,272	$35,384	$0	$2,837	$85,493
Richard P. Rechter	$48,522	$35,384	$0	$38,864	$122,770
R. Daniel Sadlier	$47,272	$35,384	$0	$2,785	$85,441
Richard W. Shymanski	$55,772	$35,384	$0	$4,337	$95,493
Michael L. Smith	$48,772	$35,384	$0	$9,880	$94,036
Jean W. Wojtowicz	$55,772	$35,384	$0	$1,837	$92,993

(1)	This column represents annual cash retainers and meeting attendance fees paid to Board members. These retainers are more fully discussed above under “Director Compensation”.

(2)	This column represents the cost of restricted stock awards recognized in accordance with SFAS 123R. Based on the closing price on the New York Stock Exchange of $28.38 on May 14, 2008, the value of restricted stock granted May 14, 2008 was approximately $40,000. However, these awards are liability awards and the ultimate level of compensation recognized in accordance with SFAS 123R will be based on the settlement date fair value. These grants are further described under “Director Compensation”.

(3)	No stock options were granted to directors in 2008. No stock options have been granted to directors since 2003. At the end of the fiscal year ended December 31, 2008, Messrs. Dunn, Engelbrecht, George, Koch, Mays, McGinley, Rechter, and Shymanski and Ms. Wojtowicz each held the following unexercised nonqualified stock options:

Grant Date	Expiration Date	No. of Shares	Exercise Price
5/1/2001	5/1/2011	2,805	$22.54
5/1/2002	5/1/2012	1,384	$24.90
10/1/2002	5/1/2012	2,400	$22.37
5/1/2003	5/1/2013	3,900	$22.57

(4)	This column includes dividends paid on restricted stock in 2008, reimbursement for travel expenses and continuing director education and matching of qualifying charitable contributions. In addition, participants in the Vectren Corporation Nonqualified Deferred Compensation Plan who have any portion of their account balance allocated to the Vectren Stock Measurement Fund may elect to receive the dividend amount in cash. The table below discloses the breakdown of payments in the All Other Compensation column:

2008 Director Compensation - All Other Compensation

Name	Restricted Stock Dividend	Nonqualified Deferred Compensation Dividends Paid in Cash	Continuing Director Education Reimbursement	Directors Matching Policy Contributions	Travel Expense Reimbursement	All Other Compensation (4)($)
John M. Dunn	$1,837				$2,800	$4,637
John D. Engelbrecht	$1,837					$1,837
Anton H. George	$1,837					$1,837
Martin C. Jischke	$1,837		$2,333	$2,500	$312	$6,982
Robert L. Koch II	$1,837				$2,876	$4,713
William G. Mays	$1,837	$2,988				$4,825
J. Timothy McGinley	$1,837				$1,000	$2,837
Richard P. Rechter	$1,837	$37,027				$38,864
R. Daniel Sadlier	$1,837				$948	$2,785
Richard W. Shymanski	$1,837			$2,500		$4,337
Michael L. Smith	$1,837	$3,043		$5,000		$9,880
Jean W. Wojtowicz	$1,837					$1,837

REPORT OF THE NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance committee (“Governance committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance committee has five members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Governance committee met three times during the past fiscal year.

Scope of Responsibilities

The Governance committee has a number of significant responsibilities, including:

•	Serving as a conduit for shareholders to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of Chief Executive Officer;

•

Monitoring other corporate governance matters, including periodically reviewing the Company’s Shareholder Rights Agreement, Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•	Identifying and selecting qualified nominees for election to the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party Boards of Directors; and

•	Establishing compensation for non-employee members of the Board.

2008 Accomplishments

The Governance committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and those regulatory changes affecting listed companies established by the New York Stock Exchange (“NYSE”). These efforts by the Governance committee are ongoing.

As required by the Governance committee’s Charter, which is posted on the Company’s website at www.vectren.com, the Governance committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance committee concluded that three modifications were advisable. Those modifications are discussed later in this report. The current Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” at page 8 of this proxy statement. The criteria considered by the Governance committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (By-Laws) and are also set forth in Appendix A of this proxy statement.

Following a review of practices by the companies within the industry peer group used by the Company to measure its performance, the Governance committee determined to recommend to the full Board the modification of Section 1.D. of the Corporate Governance Guidelines dealing with the limitation on Board members’ service on other public company boards of directors. The recommendation provided for a general guideline of service on no more than three other public company boards. However, the recommendation also created an exception to the general guideline if following a careful assessment of all the relevant facts and circumstances the Governance committee concludes in a particular director’s case that service on more than three such boards would not impair the director’s ability to discharge their responsibilities as a member of the Board. The recommendation did place a limit of service on no more than six public company boards of directors, including the Board. The recommendation also addressed related changes to the Company’s Code of By-Laws in Sections 3.6(b)9 and 4.15(ii) dealing with qualification criteria for proposed candidates/nominees to the Board and retention criteria applicable to the nomination of existing Board members for an additional term of service. The full Board accepted the Governance committee’s recommendations on this subject and the Corporate Governance Guidelines, as revised, are posted on the Company’s website at www.vectren.com. Relevant sections of the Code of By-Laws, as revised, are attached as Appendices A and B. Applying these revised provisions, the Governance committee has evaluated the circumstances relating to Michael L. Smith’s service on four other public company boards of directors and concluded that such service would not impair his ability to discharge his responsibilities as a member of the Board. Mr. Smith is retired and formerly served as the chief financial officer for WellPoint, Inc. No other member of the Board serves on the boards of directors of more than two other public companies.

During 2008 the Governance committee also considered a revision to Section 1.H of the Corporate Governance Guidelines, which contained the Board retirement rule requiring a director to retire at the end of the month during which they turn age seventy two (72). Following a review of the practices by the companies within the industry peer group used by the company to measure its performance, the Governance committee decided to recommend the amendment of the rule to provide that retirement will occur at the end of a director’s term rather than the month during which they turn age seventy two (72). Since directors are now elected annually, the effect of this change would be to nominally extend terms of office. Moreover, a majority of the companies within the Company’s peer group provide that directors’ terms extend to the end of the elected term of office in the event of retirement. The committee’s recommendation was thereafter adopted by the Board and Section 1.H was amended accordingly.

During the year, the Governance committee determined to revise Sections 10.B. and C. of the Corporate Governance Guidelines, as well as Section III. M. of the committee’s charter, which relate to oversight of the succession planning and leadership development process. Those revisions confer on the committee responsibility for overseeing the succession planning and leadership development process for the Chief Executive Officer, the other senior management of the Company, and the principal executive for each of the Company’s major subsidiaries and affiliates. As part of this process the committee provides periodic reports and related recommendations to the Board. The committee’s recommended changes were thereafter adopted by the Board and the above mentioned provisions of the Guidelines and charter were amended accordingly.

During the year, the Governance committee, with assistance from management, prepared a master calendar that sets forth all recurring activities undertaken by the Board and each of its committees. The master calendar was discussed with each member of the Board to ensure that all directors have a thorough understanding of those activities.

During the year, the Governance committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The Governance committee also recommended to the Board that the independence standards be modified to conform to two independence rule changes proposed by the New York Stock Exchange and approved by the Securities and Exchange Commission relating to a slightly increased dollar threshold for related party transactions, and the effect of having an immediate family member who is an employee of the company’s independent accounting firm. Thereafter, the Board approved that recommendation and those standards were modified accordingly. The independence standards are set forth and discussed at pages 16-17 of this proxy statement. Based on these standards, the Board has determined that with the exception of Mr. Ellerbrook, who is Chair and Chief Executive Officer of the Company, and nominee Mr. Carl L. Chapman, who is President and Chief Operating Officer of the Company, all members of the Board are independent.

During the year, the Governance committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation the Governance committee recommended the composition and leadership of each committee to the full Board. Thereafter, those recommendations were adopted by the full Board.

During the year, the Governance committee oversaw a formal communication process to ensure there is adequate information provided to the Board regarding actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and joint ventures. That process provides for quarterly management updates to the Governance committee relative to these actions.

The Governance committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. During the past year, directors’ stock ownership was monitored and, as discussed at page 25 of this proxy statement, as of February 10, 2009 each director, with the exception of Dr. Jischke, who was elected to the Board effective February 1, 2007, was in compliance with those guidelines. There is a five year transition period for compliance by new directors.

During the past year the Governance committee continued with the administration of the succession planning process for the Chief Executive Officer position. The purpose of this process is twofold. First, the Governance committee believes that it is prudent to have in place a short-term contingency plan in the unlikely event that an unforeseen emergency required that a replacement Chief Executive Officer be named. Second, the Governance committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance committee at its meetings. On a regular basis the chair of the Governance committee provides updates on this subject to the Board as part of the executive session segments of Board meetings. As part of this process, in the fourth quarter of 2007 Mr. Chapman was recommended by the committee to the full Board for election to the office of President and Chief Operating Officer. Thereafter, the full Board adopted that recommendation and Mr. Chapman was elected to that office effective November 1, 2007. As a continuation of this process, the Governance committee has recommended to the Board and the Board has recommended to the shareholders that Mr. Chapman be elected to the Board at the 2009 annual meeting of shareholders.

Under the oversight of the Governance committee, formal Board development activities were undertaken during the past year. The Board conducted a development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some members of the Board attended training activities focused on the development of directors’ skills.

The Governance committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. In 2007 the Governance committee had such an analysis prepared by an independent compensation consultant and determined, based upon the results, that the existing level of director compensation was no longer market competitive. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group used by the company to measure its performance and used by the Compensation and Benefits committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was below both the average and the median for the company’s peer group, and the cash compensation was particularly below those benchmarks. As a result of these findings, and based upon the recommendation of the independent consultant, the committee decided to recommend to the full Board that the annual retainer be increased to $30,000, that the meeting attendance fees be increased to $1,250, that the committee meeting attendance fees be increased to $1,250, that the committee chair retainer for the Audit and Risk Management committee be increased to $7,500, and that the committee chair retainer for all other committees chaired by outside directors be increased to $5,000. Finally, the committee recommended to the full Board that the annual equity grant be increased to $40,000. As part of this action, the recommendation provided that all cash payments should be changed effective January 1, 2008, and the equity grant change should be effective at the time of the next grant which, as discussed below, was made in May of 2008. Thereafter, each of the committee’s recommendations was approved by the full Board. In 2009, the Governance committee would anticipate again reviewing the market competitiveness of compensation for non-employee members of the Board.

As the plan administrator of the Vectren Compensation At-Risk Compensation Plan (“At-Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance committee made annual awards of restricted stock for directors effective as of May 14, 2008. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed at pages 9-12 of this proxy statement.

During the year, the Governance committee developed a formal policy providing for professional education opportunities for non-employee directors. Based upon a review of the practices employed by the peer group used by the company to measure its performance, the Governance committee recommended a policy which provides for an annual allowance of up to $7,500 per director to be used for continuing education programs to assist the director with the discharge of their duties to the company. Thereafter, the Board adopted the Governance committee’s recommendation and the director education policy is in effect.

During the year, the Governance committee also reviewed and recommended a director matching policy that annually provides up to $5,000 in charitable contributions by non-employee directors will be matched by the Company, provided that not more than $2,500 will be matched for a college or university and not more than $2,500 will be matched for an environmental charity. As discussed in the Report of the Corporate Affairs committee, which begins at page 17 of this Proxy Statement, this policy was developed by that committee and then forwarded to the Governance committee for review, and, if appropriate, recommendation to the Board for approval. The director matching policy was thereafter approved by the Board and is in effect.

The chair of the Governance committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance committee then presented the evaluation results to the full Board. In response, the Chief Executive Officer developed an action plan that will be executed over the course of 2009.

Early in 2009, the chair of the Governance committee received affirmations from the chairs of all other committees certifying that their respective charters were adhered to in 2008, and specifying whether any changes to those charters were determined to be necessary and advisable. Moreover, no committee chair recommended changes to their committee’s charter.

In connection with the 2009 Annual Meeting, and employing the qualification criteria set forth in the Corporate Governance Guidelines, as well as the director retention criteria approved by the Board, the Governance committee evaluated all of the nominees who are standing for reelection. As a result of that process, the Governance committee concluded that the full Board should recommend to the shareholders that with the exception of Mr. Richard W. Shymanski, who is retiring at the end of his current term of office, all of the existing directors should be reelected. As discussed earlier, the Governance committee also has recommended to the Board that Mr. Chapman should be recommended to the shareholders for election to the Board.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance committee’s charter, earlier this year the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Governance committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the Company.

[1]	For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this evaluation, the Governance committee considers the candidate’s professional background, skills and such other factors as it deems appropriate given the current needs of the Board and the Company. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company’s stakeholders. The Governance committee anticipates meeting throughout the year to continue to enhance the Company’s Corporate Governance Guidelines, which are expected to evolve coincident with the ongoing changes being implemented by the SEC under Sarbanes-Oxley and the Corporate Governance Listing Standards of the NYSE as part of its oversight of listed companies.

Nominating and Corporate Governance Committee

Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs committee consists of five members and is composed entirely of non-employee directors. The Corporate Affairs committee met three times during the past fiscal year.

Scope of Responsibilities

The Corporate Affairs committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•

Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies and the promotion of a culture of safety; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

2008 Accomplishments

The Corporate Affairs committee considered several matters during the year. Management presentations were provided regarding the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits committee as a performance metric under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further at pages 30-31 of this Proxy Statement.

The Corporate Affairs committee considered how the Company communicates with its customers, including with respect to topics such as customers’ energy conservation and the impacts of high natural gas prices. As part of this dialogue, presentations were provided by management regarding the Company’s programs supporting customer conservation, the roll out of the Company’s new “Live Smart” tag line, and also with respect to the measures employed to assist customers in paying their utility bills.

The Corporate Affairs committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular reports regarding the foundation’s activities in the Company’s operating areas. The committee also provided input regarding the design of a director charitable contribution matching program prior to the program being submitted to the Nominating and Corporate Governance committee and the full Board for review and approval.

The Company’s safety performance was monitored by the Corporate Affairs committee. Considerable attention was given to vehicular safety training, the company’s safety focus through communications to employees, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits committee as a metric in establishing annual payment awards under the existing At Risk Plan. That performance metric is discussed further at pages 30-31 of this Proxy Statement.

The Corporate Affairs committee monitored the Company’s employment practices, including the preparation for negotiations of a new labor contract at one of the Company’s operating utilities and the Company’s continuing diversity efforts. These reports included a review of the Company’s workforce diversity, as well as the Company’s focus on its supplier diversity program.

The Company’s environmental compliance and stewardship were considered at each meeting of the Corporate Affairs committee. Presentations were provided with respect to various environmental initiatives being undertaken by the Company, including manufactured gas plant remediation, initiatives pertaining to greenhouse gases, and potential changes in emission regulation.

Finally, legislative matters that are of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and discussed with the Corporate Affairs committee. In particular, the Company reported on potential legislation related to minimum energy requirements from renewable projects. The Company’s interest in various elections at the state and federal level were also discussed with the committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs committee’s charter, in late 2008 the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Corporate Affairs committee’s charter, the committee conducted an annual performance evaluation, the results of which will be discussed by the committee at the next regularly scheduled meeting.

Commitment

The Corporate Affairs committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs committee anticipates meeting at least three times in 2009 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair, John M. Dunn, Martin C. Jischke, Richard P. Rechter, and R. Daniel Sadlier

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management committee (“Audit committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit committee currently consists of five members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the NYSE. The Audit committee met five times during the past fiscal year.

Scope of Responsibilities

The Audit committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the SEC and the NYSE. That charter is posted on the Company’s website at www.vectren.com. The Audit committee’s responsibilities include the authority and the responsibility of:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the Company’s compliance with legal requirements;

•	Overseeing the independent registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function and independent registered public accountant;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2008 Accomplishments

In fulfilling its oversight responsibilities, the Audit committee reviewed and discussed with management and the independent registered public accounting firm the financial statements and report of management on the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K. The Audit committee also received reports from management with respect to each of the Company’s Quarterly Reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Richard W. Shymanski continued to serve the Audit committee as the designated “financial expert,” as previously determined by the Board of Directors. In addition, Michael L. Smith also is a designated “financial expert.” These designations were reviewed and approved by the Nominating and Corporate Governance committee and confirmed by the Board of Directors.

The Audit committee reviewed with the independent registered public accounting firm its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit committee under generally accepted auditing standards.

In addition, the Audit committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in such firm’s written disclosures made to the Audit committee pursuant to the requirements of the Independence Standards Board.

The Audit committee also discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

During the year, the Audit committee administered the Company’s policy to govern when and under what circumstances the Company can engage its independent registered public accounting firm to provide non-audit related services.

During the year, the Audit committee received regular reports regarding risk management issues arising from the Company’s business. As part of this process, management periodically provided presentations to the Audit committee regarding the matters considered by the Company’s risk management committee. In addition, the Audit committee oversaw an extensive strategic risk assessment project that was undertaken by management with assistance from an external advisor. The results of this effort were ultimately shared with the full Board as part of the ongoing reporting to the Board by the Audit committee.

During the year, the Audit committee received reports from the Company’s legal counsel with respect to litigation, claims and other legal matters potentially affecting the Company.

During the year, the Audit committee was involved in monitoring the efforts undertaken by management to document, test and evaluate the Company’s system of internal controls over financial reporting in response to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In early 2008, the Audit committee reviewed and approved the Internal Audit department work plan for activities to be undertaken by the department during 2008.

The Audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Codifications of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Company Accounting Oversight Board. The Audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Corporate Code of Conduct

As provided for in its charter, the Audit committee is responsible for establishing, reviewing and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code that provides the ability to directly contact the Chair of the Audit Committee with issues arising under the Code. A copy of the Code is posted on the Company’s website at www.vectren.com. The Audit committee reviews management’s monitoring of the Company’s compliance with the Code, and ensures that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit committee also confirmed, with assistance from the Internal Audit department, that during 2008 the members of the Board have complied with the Code.

Risk Management

As provided for in its charter, throughout the year the Audit committee received and reviewed reports from management regarding enterprise risk issues affecting the company and considered by management’s risk management committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the company.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit committee received and reviewed reports from the director of Internal Audit regarding the company’s ongoing compliance with Sarbanes-Oxley Section 404. The Audit committee also received reports on this subject from the company’s chief financial officer and chief accounting officer, as well as commentary from the company’s independent registered public accounting firm with respect to the company’s compliance.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal controls over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal controls over financial reporting.

The Audit committee’s responsibility is to monitor and review the processes performed by management and the independent registered public accounting firm. It is not the Audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit committee members are not employees of the Company. Therefore, the Audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements. Furthermore, the Audit committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

2008 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2008 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations Vectren Corporation P.O. Box 209 Evansville, IN 47702-0209 vvcir@vectren.com

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for fiscal year 2009. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2009 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by the Audit committee’s charter, in late 2008 the committee reviewed the charter and determined that its provisions, as amended, remain appropriate. Also, as required by the Audit committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Commitment

The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit committee anticipates meeting at least quarterly throughout 2009.

Audit and Risk Management Committee

Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, Michael L. Smith, and Jean L. Wojtowicz

REPORT OF THE FINANCE COMMITTEE

The Finance committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s regulated and non-regulated businesses. The Finance committee consists of five members, four of whom are non-employee directors. The fifth member and chair of the Finance committee is Niel C. Ellerbrook, Chair of the Board and Chief Executive Officer. The Finance committee met three times during the last fiscal year.

Scope of Responsibilities

The Finance committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•

Acting within parameters established by the full Board with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates; and

•	Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action and only within parameters prescribed and delegated by the full Board.

2008 Accomplishments

Early in 2007 the Company executed a common stock offering. As part of the offering, the Company entered an equity forward transaction whereby borrowed shares were utilized by the underwriters to fulfill the sale. The equity forward was required to be settled prior to February 29, 2009, and in fact was physically settled on June 27, 2008, by delivering 4.6 million shares of Vectren’s common stock in exchange for $124.9 million of cash proceeds.

In the spring of 2008, the Finance committee reviewed and approved updates to the Company’s 2008 financing plans. As part of this action, the committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate its financing requirements. In addition, the Committee reviewed the details of Vectren Utility Holdings, Inc.’s issuance of $125 million of unsecured long-term debt for 31 years at an interest rate of 6.25% that was completed in March 2008 and the remarketing of 3 issues of SIGECO’s tax exempt debt totaling $62 million that was also completed in March 2008. The interest rate of this SIGECO debt had previously been set weekly in the auction rate market, prior to the market’s collapse in February 2008. In March, the interest rate on the 3 SIGECO tax exempt debt issues was fixed to maturity at interest rates of 5.15%, 5.35% and 5.45%.

In the fall of 2008, members of the committee also met, together with management, with various members of the financial community including, among others, representatives of the company’s banks and of a credit rating agency. Also in the fall of 2008 the committee reviewed and approved additional updates to the Company’s 2008 financing plans and approved the Company’s 2009 financing plans. As part of this process, the committee reviewed the extraordinary difficulties in the financial markets, the banking system in the United States and world economy, the Company’s existing and planned debt issuances, the implications for the Company’s existing credit ratings and capitalization ratios, the ability to maintain financial flexibility and liquidity in the face of challenging market conditions, and the available forms of financing instruments that can be used to effectuate the transactions. The committee also reviewed the Company’s Dividend Reinvestment Plan and reviewed a report from management regarding the proposed 2008/2009 common stock dividend policy.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance committee’s charter, in early 2009 the committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by the Finance committee’s charter, the committee has conducted an annual performance evaluation; the results of which will be discussed with the committee at its next meeting.

Commitment

The Finance committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board when delegated authority to respond to certain circumstances. The Finance committee anticipates meeting at least two times in 2009 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II, J. Timothy McGinley, and R. Daniel Sadlier

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Compensation and Benefits Committee

The Compensation and Benefits committee (“Compensation committee”) has five members and met three times in fiscal 2008. The Compensation committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Compensation committee, which is available on the Company’s website at www.vectren.com.

The Compensation committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s Chair and Chief Executive Officer and the other executive officers of the Company;

•

Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation committee by the terms of the plans; and

•	Conduct the performance appraisal for the Chair and Chief Executive Officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the five executive officers, which includes the Chair and Chief Executive Officer and other executive officers of the Company, are made by the Compensation committee. Decisions regarding non-equity compensation for other officers are made by the Company’s Chair and Chief Executive Officer and are reviewed and evaluated by the Compensation committee. The committee has engaged Hay Group, Inc., an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the executive officers.

The agenda for meetings of the Compensation committee is determined by its Chair with assistance from the other members of the committee, the Compensation committee’s independent compensation consultant, and the Company’s Chair and Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer and Secretary. Compensation committee meetings are regularly attended by the Chair and Chief Executive Officer, President and Chief Operating Officer and the Chief Administrative Officer and Secretary. At each meeting the

Compensation committee conducts an executive session. The Compensation committee’s Chair reports the committee’s recommendations on executive compensation to the Board. Independent advisors, as directed by the committee, and the Company’s Human Resources department support the Compensation committee in its duties and, along with the Chair and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources department is charged by the Committee with the task of executing the compensation plans and programs adopted by the committee, as well as implementing changes in compensation levels as directed by the committee. The Compensation committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Chief Executive Officer in Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Compensation committee. The committee delegates certain administrative duties to, and solicits recommendations from, the CEO, Mr. Ellerbrook. He provides recommendations to the committee regarding the base salary, annual incentive and stock-based compensation opportunities for the other executive officers. He receives and reviews market data from the committee’s consultant. After considering that data, as well as the overall performance of each officer, the officer’s contributions to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the committee with assistance from its independent compensation consultant, and the committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for all officers are made by the committee.

The Chief Executive Officer regularly attends committee meetings to provide input as a representative of management. At each meeting the committee goes into an executive session and excuses Mr. Ellerbrook and any other members of management who may be present.

Share Ownership Policy

Our Company’s share ownership policy requires officers and directors to meet share ownership targets. The committee adopted that policy in 2000 and it provides a five-year transition period for officers to comply with their applicable share ownership targets. The Compensation committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

•

Participants who are officers have a share ownership target based on a multiple of their base salary, set at three times base salary for certain participants (Messrs. Benkert, Christian, and Doty), four times for Mr. Chapman and five times for Mr. Ellerbrook. As of February 12, 2009, all of the five named executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The committee reviews executive officers’ stock ownership on an annual basis. As of February 12, 2009, all of the Company’s officers subject to the share ownership policy were in compliance with its requirements.

•

As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including derivative units of our stock in our non-qualified deferred compensation plans, the value of vested “in the money” stock options and the market value of restricted shares and stock unit awards, with market value based on the market price of our common stock.

Tally Sheets

In 2007, the committee reviewed tally sheets that summarized dollar amounts for salary, bonus, long-term incentive compensation, welfare benefits, and perquisites for 2007 and 2006, as well as the value of unexercised stock options and restricted stock awards, and the actual projected payout obligations under our qualified and nonqualified retirement plans. The tally sheets also provided potential payment obligations for each executive under various termination scenarios (voluntary, good reason other than cause, and cause). The committee did not, however, take any specific action based on its review of the tally sheets.

In 2008, the Committee decided that the expanded proxy disclosure requirements provided similar data on the Company’s executive compensation programs and the compensation, accumulated wealth, and termination arrangements of the executive officers included in the Summary Compensation Table and thus determined that it was not necessary to review separately prepared tally sheets.

Compensation Consultant

The Compensation committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the committee engaged Hay Group, Inc. as its independent compensation consultant for 2008. One of the primary functions of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the business objectives of Vectren. The committee has reengaged the Hay Group, Inc. as its independent compensation consultant for 2009.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the individual executives named in the Summary Compensation Table unless the compensation is payable solely on achievement of an objective performance goal. The At Risk Plan, as re-approved by our shareholders in April 2006, has been structured to give the committee the discretion to award compensation which satisfies the requirements of Section 162(m) of the Internal Revenue Code. Consequently, the committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan.

Compensation Discussion and Analysis

The Compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, Richard W. Shymanski, and Michael L. Smith

COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Committee” refers to the Compensation and Benefits committee of Vectren’s Board of Directors.

Forward-looking statements

The following discussion and analysis contains statements regarding future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Objectives of Vectren’s Compensation Programs

The primary objectives of our executive compensation programs are as follows:

•

Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns because they have more ability to affect the Company’s results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the U.S. utility and industrial markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and non-utility business.

•

Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier Company and individual performance; likewise, where Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•

While all executives receive a mix of both annual and longer-term incentives, executives at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

In assessing the appropriate overall compensation level for our executive officers, including our Chief Executive Officer, the Committee considers numerous factors and challenges facing our business, including:

•	our need to attract and retain effective management;

•	the increasingly competitive markets in which we operate;

•	the frequency, timing and complexity of necessary rate increases;

•	the economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	the increasing environmental regulation of our operations and the resulting impact on the cost of our products and services;

•	the challenges and potential cost to access capital to finance our ongoing operations;

•	the impact of the increasingly volatile natural gas commodity market on our regulated operations and on customer consumption patterns; and

•	The growing importance of our non-regulated businesses to the Company’s overall success.

While the Committee utilized tally sheets as part of its total compensation review for each executive officer, the Committee does not take any specific action based upon a tally sheet. Compensation determinations are driven by the factors listed above. In 2008, the Committee decided that in lieu of preparing tally sheets, the expanded proxy disclosure requirements provided similar data on the Company’s executive compensation programs and the compensation, accumulated wealth, and termination arrangements of the executive officers included in the Summary Compensation Table.

Executive Compensation Strategy and Process

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•

Assessment of Company Performance.    The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including earnings per share, return on equity, and total shareholder return. The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under the Company’s incentive programs.

•

Assessment of Individual Performance.    Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other executive officers. Annually, each member of the board of directors completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including both financial and strategic achievements. The chair of the Committee then reports the results of this process to the full board in executive session. The Committee meets to summarize and discuss the results of the evaluation process. For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interactions with the executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his organization, his contribution to the Company’s performance, and other leadership accomplishments.

•

Benchmarking.    The Committee benchmarks the Company’s programs with a peer group of gas and/or electric utility groups which also include non-utility operations. The Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The individual’s relative position is driven by individual and Company performance.

•

Total Compensation Review.    The Committee reviews each executive’s base pay, annual incentive, and equity incentives annually with the guidance of the Committee’s independent consultant. In addition to these primary compensation elements, the Committee reviews the deferred compensation programs, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios.

While the Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

Material Differences in Compensation Policies for Individual Named Executive Officers

The Committee conducts an annual performance review of the Chief Executive Officer based on his achievement of the agreed upon objectives, contributions to the Company’s performance and leadership accomplishments. For the other named executive officers, the Committee receives a performance assessment from the Chief Executive Officer and exercises its judgment based on the Board’s interaction with the particular executive officer. As noted above under the caption “Executive Compensation Strategy and Process”, compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process the Committee reviews market information for Vectren’s peer group of energy related companies, listed on page 33 of the Proxy Statement, with respect to the levels of compensation for executive positions similar to those held by our named executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual named executive officer. Market data reflects that the chief executive officers of our peer companies are paid higher, and with a greater proportion of at risk compensation, than other executive officers at those same peer groups.

Compensation Consultant

The Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Committee engaged Hay Group, Inc. as its independent consultant for 2008. The consultant reports directly to the Committee and attends the regularly scheduled meetings of the Committee. Hay Group restricts its services to executive compensation and other compensation and benefit matters that are reported to the Committee. The consultant provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. The consultant’s role is to advise the Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•

Executive compensation market analysis, which includes a competitive comparison of Vectren pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Guidance on executive compensation incentive plans, agreements, targets and performance measures; and

•	Advice on rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Compensation Committee. The Committee delegates certain duties to, and solicits recommendations from, the Chief Executive Officer. As a representative of management, Mr. Ellerbrook provides recommendations to the Committee regarding the compensation and annual and long-term incentive opportunities for the other executive officers. He receives and reviews market data from the Committee’s independent consultant. After considering that data, as well as the overall performance of each officer, the officer’s contribution to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the Committee with assistance from its independent compensation consultant, and the Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for all officers are made by the Committee. Mr. Ellerbrook and other members of management in attendance at Committee meetings are excused when decisions regarding compensation are discussed by the Committee.

Elements of Vectren’s Compensation

Our total compensation program for officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, retirement and welfare benefits, and minimal perquisites.

Base Salary

Base salaries are the guaranteed element of cash compensation and are set relative to each position’s functions and responsibilities, with the intention of being competitive with market practices. Market data is provided to the Committee by its independent consultant. Establishing market-based salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. The base salary paid in 2008 to our five named executive officers is shown in column (c) of the Summary Compensation Table on page 35. For 2009, none of the Company’s officers, including the five named executive officers, received a base salary increase. This base salary freeze for officers was approved by the Committee and, in the case of our named executive officers, approved by our Board of Directors. Management proposed the officer base salary freeze in recognition of the difficult economic conditions and to give the Company more ability to provide 2009 base salary adjustments to the rest of the Company’s employees.

Annual Incentive Compensation

Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to Company performance and shareholder returns. Accordingly, all of our officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan, which includes the Chief Executive Officer, is extended to officers and other key employees designated by the Committee in light of the roles that they play in achieving financial and operating objectives. The At Risk Plan provides for the payment of at risk compensation in the form of cash, stock options, restricted stock, stock appreciation rights, performance awards or other stock unit awards. Annual incentive opportunities under the At Risk Plan are based on the Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. The Committee determines the potential incentive award each year and bases the target award upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 45% to 65% of base salary.

The following table summarizes the weighting of performance metrics used by the Committee to determine the 2008 annual incentive opportunity under the At Risk Plan for the executive officers included in the Summary Compensation Table:

Executive	Company EPS	Customer Satisfaction	Safety	Equivalent Availability
Niel C. Ellerbrook	80%	10%	10%	0%
Jerome A. Benkert, Jr.	80%	10%	10%	0%
Carl L. Chapman	80%	10%	10%	0%
Ronald E. Christian	80%	10%	10%	0%
William S. Doty	70%	10%	10%	10%

•	EPS—our achievement of specified earnings per share (“EPS”) levels.

•	Customer Satisfaction—our achievement of specified levels of customer satisfaction based upon three measures:

•	ASA or “Average Speed to Answer”—measures speed of answer for our Customer Contact Center;

•	Perception—measures customer perception of our Customer Service; and

•	Contact—measures the satisfaction of individuals we have recently served.

•	Safety—the minimization of OSHA recordable accidents at the utility businesses.

•	Equivalent Availability—the achievement of a specified level of equivalent availability at our electric utility generation facilities.

For each metric, a range of performance levels and corresponding award levels was established for 2008: threshold (zero payment), target, and maximum (two times target incentive). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Committee has authority to decrease, but not increase, a payout to the executive officers included in the Summary Compensation Table.

For 2008, the primary driver of our annual incentive award was EPS with a target of $1.95. As shown in the table above, other non-financial metrics have a significantly smaller impact. The Committee reserved the discretion to adjust EPS for certain predetermined events. Actual 2008 results were as follows: EPS—0% of target; Customer Satisfaction—100% of target; Safety—183% of target; and Equivalent Availability—47% of target. The annual incentive amount paid to each named executive officer is reflected in Column (g) of the Summary Compensation Table.

The table below shows the metrics and various performance goal levels for the 2009 annual incentive opportunity:

	EPS	Customer Satisfaction			Safety	Equivalent Availability
		ASA(sec)	Perception	Contact
Threshold	$1.51	59	90%	90%	45	87%
Target	$1.81	39	94%	94%	32	90%
Maximum	$2.11	24	96%	96%	26	93%

In 2009, the Committee established a trigger mechanism for the payout of the annual incentive to officers. In order to achieve a payout under the At Risk Plan for 2009, the threshold of consolidated EPS of $1.51 must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, equivalent availability and safety.

Beginning in 2007, for most of our vice presidents, other than our five named executive officers, we instituted the use of individual performance objectives for up to 20% of the target amount of the annual incentive opportunity. These objectives are intended to be in alignment with our corporate strategy and are subject to review, approval and measurement by the Committee. For the 2009 annual incentive opportunity, the individual performance objectives were eliminated and the 20% weighting was shifted back to the EPS measure, emphasizing the Company’s focus on earnings performance in a difficult economic environment.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At Risk Plan is to retain our officers and key employees, direct their strong motivation toward the attainment of our long-term growth and profit objectives and focus on the attainment of shareholder value. Under the At Risk Plan, the Committee determines the executive officers, as well as other officers and key employees, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an officer’s total compensation that is granted in equity opportunities is based on industry market practices, our business strategies, the individual’s scope of responsibility and the individual’s ability to impact total shareholder return and return on equity.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk. Actual award payouts are a function of achievement of predetermined target performance levels.

In April 2001, shareholders approved the adoption of the At Risk Plan. The At Risk Plan was reapproved by our Board of Directors on February 22, 2006 and by our shareholders on April 26, 2006. After the February 12, 2009 grant of stock unit awards, the Plan, as reapproved, currently reserves for issuance approximately 2.5 million shares of new awards.

In 2003, the Committee began a practice of granting equity awards annually. Since 2003, the decision to provide equity awards to our executives has been made in December with an effective date of January 1 the following year. The January 1 grant date aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance. However, due to the volatile economic market conditions, the Committee decided to postpone the granting of the 2009 awards until February 2009 in order to afford more time for a review of the Company’s incentive designs and goal-setting process in a rapidly changing economy.

Initially, grants included stock options, as well as performance-based restricted stock. The Committee decided effective with the January 1, 2006 grant to move away from grants of a combination of stock options and performance-based restricted stock to solely performance-based restricted stock, and, effective January 1, 2008, added a stock unit award alternative. The movement away from stock options to performance based restricted stock and stock unit awards was intended to accomplish the following:

•	Link a greater portion of long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manage and control future share usage for incentive compensation plan purposes.

In addition, after consultation with its compensation consultant, the Committee determined that, beginning for awards in 2009, rather than paying cash dividends on the performance-based restricted stock and stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the date of payment of the dividend. These stock units will be at risk and subject to the same restrictions on transferability and forfeitability and performance measurements as the restricted stock or stock units with respect to which the dividends are paid.

The Committee uses a peer group of approximately 30 companies, including Vectren, that can be more readily tracked for performance comparison purposes and align with our attributes and business model. In order to be included in the peer group each year, a company must satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes:

4911:	Electric Services,

4923:	Natural Gas Transmission & Distribution Services,

4924:	Natural Gas Distribution,

4931:	Electric & Other Services Combined and

4932:	Gas & Other Services Combined;

B)	Own natural gas distribution assets;

C)	Be U.S. domiciled;

D)	Have a minimum three year operating history, which may include a predecessor company;

E)	Utility operations must have a three year average contribution greater than 50% of consolidated earnings; and

F)	Have a three year average market capitalization of between $0.5 and $7.0 billion.

The peer group utilized for the January 1, 2008 grant consists of the following companies:

AGL Resources Inc.	ALLETE, Inc.
Alliant Energy Corporation	Atmos Energy Corporation
Avista Corporation	CenterPoint Energy, Inc.
CH Energy Group, Inc.	Empire District Electric(1)
Energy East Corporation(2)	Integrys Energy Group, Inc.
The Laclede Group	New Jersey Resources Corporation
Nicor Inc.	NiSource Inc.
Northeast Utilities	Northwest Gas Company
NSTAR	NV Energy, Inc.(3)
Pepco Holdings, Inc	Piedmont Natural Gas Company, Inc.
PNM Resources, Inc	Puget Energy, Inc.
SCANA Corporation	South Jersey Industries, Inc.
Southwest Gas Corporation	TECO Energy
Vectren Corporation	UniSource Energy Corporation
Wisconsin Energy Corporation	WGL Holdings, Inc.

(1)	Empire District Electric was added to the peer group on January 1, 2008.

(2)	Energy East Corporation was removed from the peer group following its purchase by Iberdola, S.A.

(3)	Sierra Pacific Resources changed its name to NV Energy in November of 2008.

After the Committee’s annual review of the peer group companies, the committee removed Energy East Corporation from the peer group (following its purchase by a Spanish-based company, Iberdola, S.A). For 2009, the Committee added NorthWestern Corporation to the peer group and removed Puget Energy (following its purchase by a private equity group) and PNM Resources (following the sale of its natural gas distribution assets).

Prior to the January 1, 2006 grant, performance-based restricted stock was measured solely on relative total shareholder return. At its December 2005 meeting, the Committee determined that a second performance goal, return on equity, would be added to future grants of performance-based restricted stock. The second measure added an absolute measure to the relative total shareholder return measurement (“TSR”) for the performance-based restricted grants beginning with the January 1, 2006 grant. Grants of restricted stock in 2007 and restricted stock and stock units in 2008 and 2009 are performance-based and carry these measures.

For 2008, the number of restricted shares granted by the Committee at its December 2007 meeting was calculated using our closing stock price on the NYSE on December 7, 2007 and discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period that follows the performance cycle. The grants of performance-based restricted stock were effective as of January 1, 2008. The ultimate amount of these grants will be determined equally by (1) our total shareholder return performance relative to the peer group listed above, and (2) our earned return on equity performance, with a threshold of 7.6%, target of 11.1%, and maximum of 14.6% as established by the Committee. The performance period is three years. Each metric has an equal weight. The Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. The Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by us for one year after the end of the performance period before the grant will vest.

For the most recent performance period ending December 31, 2008, approximately 32% of the original January 1, 2006 grant was forfeited. The restricted shares remaining after this forfeiture are shown below in Column (g) of the 2008 Outstanding Equity Awards at Fiscal Year-End Table.

On February 11, 2009, the Committee authorized and granted awards of performance-based stock unit awards. In granting stock compensation opportunities, the Committee uses the closing stock price on the second Friday prior to the Committee’s December meeting. The Committee used our closing price on the New York Stock Exchange on December 5, 2008 to determine the number of units included in the February 12, 2009 grant, discounted for risk of forfeiture over a three-year performance period and one year additional vesting period, annual dividend rate of $1.34 and reinvestment of dividends subject to achievement of performance goals. Performance of the February 12, 2009 grant will be measured against the performance of our peer group companies noted above. The performance measurement will be spread equally between (1) our total shareholder return performance, and (2) our earned return on equity performance relative to a threshold of 8.2%, a target of 11.7% and a maximum of 15.2%. The payout will be calculated in the same manner as described above in connection with the January 1, 2008 grant. The performance period on this grant commenced on January 1, 2009 and will conclude on December 31, 2011. Executives will not have any voting rights with respect to those units. At the end of the performance period, the grant is subject to a one-year holding period. All restrictions will lapse on December 31, 2012.

As part of the Committee’s annual review of the Company’s long-term incentive design, the prospective treatment of dividend payments on performance-based restricted stock and restricted stock units was changed. Based on the Committee’s analysis of U.S. stock design data on treatment of dividends, the Committee decided that, effective with the February 12, 2009 grant, dividends on performance-based restricted stock and restricted stock units would not be paid out currently. Those dividend payments will be accrued as additional stock units, based on the closing Company stock price on each dividend date. These additional stock units will be subject to the risk of forfeiture, depending on the achievement of the same performance goals that are assigned to the underlying share grant. The Committee believes this change in dividend treatment is consistent with the Company’s focus on performance-based compensation.

Executives may receive the settlement of their awards in cash, if at the time of vesting the recipient is in compliance with the then applicable share ownership guidelines. To the extent the executive fails to be in compliance at that time, the grant will be settled in Vectren stock.

It is the opinion of the Committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers and key employees, with the appropriate long-term interest in maximizing shareholder value. A participant’s retention of or increased level of equity is contingent upon the additional enhancement of shareholder value of our common stock relative to the performance of our peer companies and enhancement of our earned return on equity. In addition, the vesting restriction provides an added incentive for longer term focus and retention. The Committee does not retain discretion to increase the ultimate amount of the grant to the executive officers named in the Summary Compensation Table if the performance criteria are not satisfied.

The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2008.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1)($) (d)	Stock Awards (2)($) (e)	Option Awards (2)($) (f)	Non-Equity Incentive Plan Compensation (3)($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($) (h)	All Other Compensation (5)($) (i)	Total ($) (j)
Niel C. Ellerbrook	2008	$744,713	$0	$693,737	$0	$191,250	$1,042,379	$324,612	$2,996,691
	2007	$719,906	$0	$906,367	$0	$989,521	$468,897	$420,453	$3,505,144
	2006	$697,001	$0	$1,094,994	$0	$259,627	$252,879	$427,020	$2,731,521

Jerome A. Benkert, Jr.	2008	$351,462	$0	$141,717	$0	$55,165	$73,702	$95,968	$718,014
	2007	$339,555	$0	$152,648	$12,470	$274,577	$5,553	$133,853	$918,656
	2006	$328,002	$0	$266,229	$44,437	$68,847	$32,004	$137,681	$877,201

Carl L. Chapman	2008	$431,539	$0	$249,408	$0	$81,033	$316,326	$137,063	$1,215,369
	2006	$396,944	$0	$240,919	$15,347	$385,371	$27,048	$173,638	$1,239,268
	2006	$379,001	$0	$347,667	$53,550	$147,752	$78,098	$170,149	$1,176,217

Ronald E. Christian	2008	$331,674	$0	$112,415	$0	$52,048	$17,422	$87,124	$600,683
	2007	$320,758	$0	$131,583	$11,990	$259,323	$6,897	$150,232	$880,783
	2006	$310,000	$0	$254,877	$41,767	$65,092	$18,060	$154,071	$843,867

William S. Doty	2008	$289,886	$0	$127,123	$0	$43,362	$216,206	$56,139	$732,716
	2007	$280,166	$0	$160,333	$0	$178,305	$200,844	$93,319	$912,966
	2006	$271,400	$0	$198,247	$0	$68,973	$102,478	$90,549	$731,647

(1)	SEC rules require performance-based awards to be included in column (g) Non-Equity Incentive Plan Compensation

(2)	The compensation cost for stock and option awards represents the amortization of an award’s value over its service period as defined by SFAS 123R. Therefore, the dollar amounts reflected in these columns include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of awards granted in 2008 are included in Note 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2009. For 2007 and 2006, the cost presented in the table has been adjusted from the cost recognized under SFAS 123R for financial statement reporting purposes for the effect of performance-based forfeitures which occurred in 2007 and 2006. The table above contains the impact of forfeitures only to the extent compensation cost associated with forfeited shares was included in the table in a previous year. For the year ended December 31, 2007, the actual cost of equity awards recognized in the financial statements under SFAS 123R was as follows: Ellerbrook: $632,730; Benkert: $71,168; Chapman: $139,069; Christian: $50,103; and Doty: $106,013. For the year ended December 31, 2006, the actual cost related to equity awards recognized in the financial statements under SFAS 123R was as follows: Ellerbrook: $756,716; Benkert: $163,958; Chapman: $245,396; Christian: $168,345; and Doty: $133,374. In 2008 approximately 32% of the January 1, 2006 grant was forfeited, in 2007, the entire amount of the January 1, 2005 performance-based restricted stock grant was forfeited, and in 2006 approximately 58% of the January 1, 2004 performance-based restricted stock grant was forfeited. As of January 1, 2008, all options were fully vested.

(3)	The amounts shown in this column are exclusively cash awards under the Company’s At Risk Compensation Plan for 2008, 2007 and 2006 performance, which is discussed above under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis.

(4)	This column reflects the increase in the actuarial present value of the named executive officer’s benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market earnings are paid in the Company’s deferred compensation plan.

(5)	This column reflects dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan and the At Risk Compensation Plan (Ellerbrook: 2008—$214,054, 2007-$211,823, 2006—$192,378; Benkert: 2008—$55,020, 2007—$56,476, 2006—$53,643; Chapman: 2008—$83,840, 2007—$79,336, 2006—$67,665; Christian: 2008—$48,470, 2007—$52,868, 2006—$50,415; Doty: 2008—$39,300, 2007—$39,353, 2006—$34,324), contributions to the retirement savings plan (Ellerbrook: 2008—$13,800, 2007—$13,500, 2006—$13,200; Benkert: 2008—$13,800, 2007—$13,500, 2006—$13,200; Chapman: 2008—$13,800, 2007—$13,500, 2006—$13,200; Christian: 2008—$13,800, 2007—$13,500, 2006—$13,200; Doty: 2008—$6,900, 2007—$6,750, 2006—$6,600), the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to insurance (term life) for the benefit of executive officers (Ellerbrook: 2008—$6,504, 2007—$5,754, 2006—$6,648, Benkert: 2008—$3,386, 2007—$2,975, 2006—$3,406; Chapman: 2008—$4,208, 2007—$3,480, 2006—$3,973; Christian: 2008—$3,194, 2007—$2,810, 2006—$3,220; and Doty: 2008—$2,793, 2007-$2,453, 2006—$2,817), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook 2008—$90,254, 2007—$45,272, 2006—$70,690; Benkert: 2008—$23,762, 2007-$11,004, 2006—$17,535; Chapman: 2008—$35,215, 2007—$19,182, 2006—$27,170; Christian: 2008—$21,660, 2007—$9,651, 2006—$15,833; and Doty: 2008—$7,146, 2007—$3,724, 2006—$5,770), and years 2007 and 2006 each reflect one of two installment payments in lieu of post retirement life insurance. Each payment was in the following amount: (Ellerbrook: $144,104; Benkert: $49,898; Chapman: $58,141; Christian: $71,403; and Doty: $41,038).

The following table reflects the short and long term grants awarded from our At Risk Compensation Plan to the five named executives shown in the Summary Compensation Table on page 35.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date	Approval Date (b)	Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards ($)(4) (l)
			Thresh- old ($) (3) (c)	Target ($) (d)	Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maximum (#) (h)
Niel C. Ellerbrook	1/1/2008	12/20/2007				20,625	55,000	110,000	NA	NA	NA	$3,168,000
		NA	—	$675,000	$1,350,000				NA	NA	NA
Jerome A. Benkert, Jr.	1/1/2008	12/20/2007				5,625	15,000	30,000	NA	NA	NA	$864,000
		NA	—	$194,700	$389,400				NA	NA	NA
Carl L. Chapman	1/1/2008	12/20/2007				8,250	22,000	44,000	NA	NA	NA	$1,267,200
		NA	—	$286,000	$572,000				NA	NA	NA
Ronald E. Christian	1/1/2008	12/20/2007				4,500	12,000	24,000	NA	NA	NA	$691,200
		NA	—	$183,700	$367,400				NA	NA	NA
William S. Doty	1/1/2008	12/20/2007				3,750	10,000	20,000	NA	NA	NA	$576,000
		NA	—	$131,400	$262,800				NA	NA	NA

(1)	These columns reflect the range of short-term incentive payouts for 2008 performance under the At Risk Compensation Plan described on pages 30-34 under Annual Incentive Compensation in the Compensation and Discussion and Analysis. For 2008 performance the actual payout in 2009 of 28% of target for Messrs. Ellerbrook, Benkert, Chapman and Christian and 33% of target for Mr. Doty is shown on column (g) of the Summary Compensation Table.

(2)

On December 20, 2007, the Compensation and Benefits Committee authorized awards of performance-based restricted stock to be granted on January 1, 2008. The measurement period on this grant commenced on

January 1, 2008 and will conclude on December 31, 2010. After the end of the performance period, the grant is subject to a one-year continued employment holding period and all restrictions will lapse on December 31, 2011. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to these grants.

(3)	For each metric, a range of performance levels and corresponding award levels was established for 2008: threshold (zero payment) target and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels.

(4)	This column reflects the grant date fair value of the maximum number of units that can be earned. Since these awards were liability awards defined in SFAS 123R that are accounted for using the settlement date fair value, the Company used the closing price on the NYSE on January 2, 2008, the first trading day in 2008 as an estimate of the grant date fair value.

The table below provides information on the stock option exercises during the fiscal year ending December 31, 2008 and the performance-based restricted stock vesting that occurred on December 31, 2008 for the named executive officers in the Summary Compensation Table.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Niel C. Ellerbrook	NA	NA	0	$0
Jerome A. Benkert, Jr.	NA	NA	0	$0
Carl L. Chapman	NA	NA	0	$0
Ronald E. Christian	NA	NA	0	$0
William S. Doty	14,736	$78,961	0	$0

(1)	Represents the difference between market value on date of exercise and exercise price.

(2)	No restricted shares vested on December 31, 2008. For the performance period ending December 31, 2007, 100% of the original January 1, 2005 grant was forfeited because the sole method of measurement, relative total shareholder return, resulted in the Company ending up in the fourth quartile among the larger peer group previously utilized.

The following table includes information on all equity grants outstanding at December 31, 2008 for the named executive officers in the Summary Compensation Table.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Niel C. Ellerbrook	230,000			$22.540	5/1/2011	37,014	$925,720	109,000	$2,726,090
	125,000			$23.190	1/1/2013
	71,000			$24.740	1/1/2014
	85,100			$26.630	1/1/2015

Jerome A. Benkert, Jr.	37,500			$23.190	1/1/2013	8,845	$221,213	29,000	$725,290
	21,000			$24.740	1/1/2014
	26,000			$26.630	1/1/2015

Carl L. Chapman	85,000			$22.540	5/1/2011	14,561	$364,171	42,600	$1,065,426
	37,500			$23.190	1/1/2013
	21,000			$24.740	1/1/2014
	32,000			$26.630	1/1/2015

Ronald E. Christian	30,000			$23.190	1/1/2013	8,845	$221,213	24,000	$600,240
	18,000			$24.740	1/1/2014
	25,000			$26.630	1/1/2015

William S. Doty	4,936			$20.255	7/19/2009	6,804	$170,168	20,000	$500,200
	15,000			$23.190	1/1/2013
	2,300			$22.570	1/1/2013
	12,000			$24.740	1/1/2014
	16,000			$26.630	1/1/2015

(1)	On January 1, 2008 all outstanding options were vested.

(2)	This column represents the number of restricted shares outstanding by each named executive officer as of January 1, 2009 that have met the performance period but are subject to a one-year holding period, in which the recipient must remain an employee of the Company. These awards were measured as of December 31, 2008 and would generally fully vest on December 31, 2009.

(3)	This column represents the market value of the unvested performance-based restricted stock that was measured at the end of December 31, 2008. The closing per share price for shares of the Company common stock on the New York Stock Exchange on December 31, 2008 was $25.01.

(4)

This column represents the number of restricted shares and stock unit awards outstanding by each named executive officer on December 31, 2008. For Mr. Ellerbrook the balance includes 54,000 restricted shares awarded January 1, 2007 and 55,000 stock units awarded January 1, 2008. For Mr. Benkert the balance includes 14,000 restricted shares awarded January 1, 2007 and 15,000 stock units awarded January 1, 2008. For Mr. Chapman the balance includes 20,600 restricted shares awarded January 1, 2007 and 22,000 stock units awarded January 1, 2008. For Mr. Christian the balance includes 12,000 restricted shares awarded January 1, 2007 and 12,000 stock units awarded January 1, 2008. For Mr. Doty the balance includes 10,000 restricted shares awarded January 1, 2007 and 10,000 stock units awarded January 1, 2008. These awards have the following measurement and vesting dates: January 1, 2007 grant—measurement date ends on December 31, 2009 and vests on December 31, 2010 and January 1, 2008 grant—measurement date ends on December 31, 2010 and vests on December 31, 2011. These grants are subject to forfeiture as provided by the At Risk Plan.

(5)	This column represents the market value of the unvested and unearned performance-based restricted stock at December 31, 2008. The closing price on December 31, 2008 was $25.01. The total shares in this column are subject to performance adjustments and are subject to forfeiture.

RETIREMENT BENEFIT PLANS

Our executive officers are eligible to participate in our defined benefit and defined contribution plans, subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2008, the Internal Revenue Code limited the amount of earnings that can be used to calculate a pension benefit to $230,000 and the amount of annual pension that can be paid from a tax qualified plan to $185,000. The defined benefit plan consists of a cash balance formula and a traditional final average pay formula. These plans are available to all non-union eligible employees.

Executive officers have access to restoration plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent any contributions to the defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent any benefits under the defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under the restoration plans are unfunded and are paid from our general assets. We also have a supplemental pension plan which covers the named executive officers.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. No payments were made under the pension plans to the named executive officers during 2008.

2008 Pension Benefits Table

Name (a)	Plan Name(1) (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Niel C. Ellerbrook	Vectren Corporation Combined Non-Bargaining Retirement Plan	28.33	$560,410	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	28.33	$3,015,061	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	28.33	$1,479,129	$0

Jerome A. Benkert, Jr.	Vectren Corporation Cash Balance Benefit	22.83	$116,912	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	22.83	$67,311	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	22.83	$99,753	$0

Carl L. Chapman	Vectren Corporation Cash Balance Benefit	23.50	$155,212	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	23.50	$121,228	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	23.50	$505,281	$0

Ronald E. Christian	Vectren Corporation Cash Balance Benefit	19.33	$108,566	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	19.33	$41,650	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	19.33	$0	$0

William S. Doty	Vectren Corporation Combined Non-Bargaining Retirement Plan	14.33	$420,191	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	14.33	$310,254	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	15.33	$271,054	$0

(1)	The Company sponsors a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company’s plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The compensation covered by the plans includes the salaries and non-equity incentive plan compensation shown under columns (c) and (g) of the Summary Compensation Table. The Company also has a supplemental pension plan for certain officers that provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. Years of service in excess of 30 are not used in calculating the benefit amount under the unfunded supplemental retirement plan. Benefits under the supplemental plan are offset by Social Security, benefits under the defined benefit plan, restoration plans and Retirement Savings Plan attributed to contributions made by the Company and, as pertinent, one or more of its subsidiaries. Any differences between credited years of service and actual years of service are attributable to vesting requirements and do not result in any benefit augmentation. Note 9 to the Company’s financial statements for the fiscal year ended December 31, 2008 (included in the annual report on Form 10-K filed with the SEC on February 19, 2008) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

Non-Bargaining Retirement Plan

The Vectren Corporation Combined Nonbargaining Retirement Plan is the qualified pension plan for all salaried employees, including the named executive officers. The plan consists of a combination of a cash balance formula and a traditional final average pay formula. The formula applicable to an executive depends upon which company hired the executive.

The pay used to determine the contribution credits in the cash balance formula and the final average pay for the traditional final average pay formula is base salary and the annual incentive paid in cash. For determining benefits in this qualified plan, the pay is limited to an Internal Revenue Code limit, which was $230,000 in 2008.

The executive has a vested right to his accrued benefit after five years of service. All the named executives are vested in their accrued benefit. The accrued benefit is based on value of a cash balance account plus the traditional final average pay (i.e. base salary and annual incentive) formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement, and death.

The cash balance formula provides a benefit to the named executive officers equal to the final pay of the officer multiplied by the following percentages plus an interest credit equal to the 10-year Treasury yield plus 1%; Ellerbrook—2.5% per year; Benkert—3.5% plus $310 per year; Chapman—4.5% plus $310 per year; Christian—2.5% plus $310 per year; and Doty $310 per year. In addition, Mr. Ellerbrook is entitled to a traditional final average pay benefit equal to .55% times final average pay times years of service plus .53% times final average pay in excess of Social Security covered compensation times years of service up to 35 years, and Mr. Doty is entitled to such a benefit equal to 1.52% times final average pay times years of service up to 30 years plus .69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

For voluntary or involuntary termination or early retirement, the executive is eligible for the accrued benefit determined as of the date of termination or retirement. The executive may elect to receive the cash balance portion as a lump sum; otherwise it is paid in the form of an actuarially equivalent annuity. The traditional final average pay portion is paid as an annuity. For Mr. Ellerbrook, the traditional final average pay benefit may be paid as early as age 50 in a reduced form and unreduced at age 63. The benefit is reduced by 6% for each of the years between ages 60 and 63 and reduced by 7% for each of the years between ages 50 and 60. For Mr. Doty, the traditional final average pay benefit may be paid as early as age 55 in a reduced form and unreduced at age 62. The benefit is reduced by 2% for each of the years between ages 60 and 62 and by 5% for each of the years between ages 55 and 60.

For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the executive elects to receive the pension benefit. For Mr. Ellerbrook, he continues to accrue benefits in the traditional final average pay portion until age 65. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to 2 years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

Nonqualified Defined Benefit Restoration Plan

The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

Unfunded Supplemental Retirement Plan

Our supplemental retirement plan is based on final average pay and is offset by Social Security and other Company provided retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option and a 5 and 10 year installment option.

An executive may also retire early under this plan if he is age 55 or over and has completed 10 or more years of service at retirement. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the executive retires.

An executive can also terminate due to total disability. The disability benefit starts payment at age 65 and continues for life and is the same as that described above for normal retirement. Finally, if the executive dies prior to retirement, the executive’s spouse or other beneficiary is entitled to an actuarially equivalent payment as if the executive’s employment terminated immediately prior to the executive’s death.

We believe this plan is a necessary competitive benefit to attract and retain qualified executives in our industry.

EXECUTIVE INSURANCE BENEFITS

Our executives are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary. Long-term disability coverage is equal to 60% of base salary plus the target amount for the executive’s annual incentive compensation. Both benefits terminate upon the executive’s termination of employment. The amount of life insurance premiums for the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table. The Committee determined this level of benefit is market competitive.

PERQUISITES

Our perquisites policy limits to $5,000 the annual eligible perquisites for our executive officers, and requires a 20% co-payment for actual expenses. All other officers have a $3,000 annual maximum. Only financial, tax and estate planning and health/athletic club dues are eligible expenses under the policy.

EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

The Committee regularly reviews the Company’s change-in-control and severance arrangements and uses peer group data to determine whether these arrangements are consistent with prevailing market practices.

In 2004, the Committee, with assistance from its independent compensation consultant, reviewed the market competitiveness of the existing forms of employment agreements between our executive officers and certain other officers and the Company. While that consultant concluded that our employment termination and change-in-control benefits were market-based, the Committee decided to reduce the level of benefits provided. The Board of Directors, acting upon the Committee’s recommendation, cancelled agreements with executive officers so as to remove any obligation requiring the Company to pay severance if we provide, after expiration of the initial term, 12 months prior notice of termination of the agreement. In addition, the Board eliminated any severance obligation, except upon a change-in-control, to our Chair and Chief Executive Officer. The Committee determined that these benefits were not necessary for us to recruit or retain talented management, and that elimination of the benefits was in the shareholders’ best interests.

The new agreements accepted by the executive officers provide severance and change-in-control benefits, in the amount of three times base salary and the greater of the average of the last three years incentive payments or the then effective target annual incentive payment for Messrs. Benkert, Chapman and Christian and two times for Mr. Doty. The Committee determined these multiples based on advice received from the Committee’s independent compensation consultant as to what is a typical multiple for executive positions in our peer group similar to those held by our named executive officers. The agreements also include continued health insurance, a gross-up for excise taxes and related income taxes, immediate vesting of certain stock awards, and additional service credits under our unfunded supplemental retirement plan. The Committee structured these agreements in order to provide greater benefits to the more senior executives who would be at greatest risk of termination following a change-in-control. The forms of these agreements have been filed with the SEC.

Mr. Ellerbrook’s employment agreement was terminated with his consent and was replaced in 2005 by a termination benefits agreement that is only triggered if there is a change-in-control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments or the then effective target annual incentive payment, whichever is higher. In addition, Mr. Ellerbrook would be entitled to receive continued health insurance, additional service credits under our unfunded supplemental retirement plan, a gross-up for excise taxes and related income taxes and immediate vesting of certain stock awards. The Committee believes that these benefits are reasonable because, in the event of a change-in-control, it is very probable that our Chief Executive Officer will be terminated. The purpose of change-in-control severance is to maximize the executive’s ability to focus his or her efforts on implementing a transaction determined by the Board to be in the shareholders’ best interests, without being distracted by concerns about his or her own employment status. The termination benefits agreement for the Chair and Chief Executive Officer has also been filed with the SEC.

At its meeting in December 2006, the Committee reviewed the change-in-control payments and benefits described above. Based on information provided by its independent consultant regarding such payments and benefits provided by companies in our peer group, the Committee determined that our payments and benefits were at the low end of the market measure for such payments and benefits. At that time, the Committee took no action.

During 2008, the Committee requested its independent consultant to review the employment agreements with Messrs. Benkert, Chapman, Christian and Doty in light of peer group and U.S. market practices. The analysis was reviewed by the Committee at its September 2008 meeting and the Committee determined that no changes were appropriate at that time.

On September 25, 2008, we documented amendments to all employment agreements for our named executive officers and the change-in-control agreement for our Chief Executive Officer to document changes in connection with Section 409A of the Internal Revenue Code. Each applicable employment agreement and the change-in-control agreement were operated in compliance with Section 409A of the Internal Revenue Code since their applicable effective date, and as such, the amendments are effective as of the effective date of each applicable employment agreement and the change-in-control agreement. While the amendments were generally technical in nature, the more significant amendments to the employment agreement include a slight change to the notice period and slight clarification to the cure period for the Company on a termination of employment by the executive for “good reason,” the addition of a delay provision if compensation is not deductible under Section 162(m) of the Internal Revenue Code, and the addition of a six month delay in payments (applicable only after a change-in-control).

The amendments to the change-in-control agreement include the addition of a delay provision if the compensation is not deductible under Section 162(m) of the Internal Revenue Code and a six month delay in payments.

NONQUALIFIED DEFERRED COMPENSATION

We have historically offered our executives the opportunity to defer certain compensation into our deferred compensation plans. We have two deferred compensation plans. The first is frozen, meaning that employees can no longer make contributions to that frozen plan but will continue to be paid benefits from that frozen plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

We have two plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A is to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The Internal Revenue Service regulations implementing Section 409A were finalized in October of 2007, and documentary compliance was required by the end of 2008. While, since January 1, 2005, we have been operating under a new nonqualified deferred compensation plan that was compliant with Section 409A, the documentary compliance of the new plan was completed and approved in 2008.

Each named executive officer in the Summary Compensation Table participates in the Company’s deferred compensation plans. The active plan allows for the named executive officer to receive restoration matches to restore benefits limited by the Internal Revenue Code. At present, executives may defer base salary, annual incentive, long-term incentives and restricted stock and stock unit awards upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after initial deferral or on a change in control and in any event the participant will receive his or her deferred compensation on retirement (in a lump sum or if properly elected in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or if properly elected in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, an executive may receive a distribution on an unforeseeable emergency. Finally, most distributions will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are settled in cash.

Both deferred compensation plans are designed to offer the same investments that are offered by the Company’s 401(k) Plan, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Effective in 2009, the 401(k) Plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for each of the five named executive officers in the Summary Compensation Table.

2008 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in Last Fiscal Year ($)(1) (b)	Registrant Contributions in Last Fiscal Year ($)(2) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)(3) (f)
Niel C. Ellerbrook	$96,607	$90,254	$(1,551,785)	$0	$4,852,588
Jerome A. Benkert, Jr.	$23,504	$23,762	$25,800	$0	$1,431,216
Carl L. Chapman	$40,384	$35,215	$(273,193)	$0	$1,152,437
Ronald E. Christian	$32,566	$21,660	$(155,014)	$0	$2,257,492
William S. Doty	$28,091	$7,146	$(59,703)	$0	$659,172

(1)	Amounts in this column are also included in the Summary Compensation Table on page 35, in Column (c), Salary and Column (g) Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column are deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan and are included in the Summary Compensation Table on page 35, in Column (i), All Other Compensation, and described in Footnote 5 to that table.

(3)	A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are similar to the funds in the Company’s defined contribution plan and include an investment in phantom stock units of the Company. The earnings measures are market-based and do not include any above-market earnings. The balance fluctuates with the investment returns on those funds. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years.

Name	2008($)	Previous Years ($)(a)	Total
Niel C. Ellerbrook	$186,861	$2,197,379	$2,384,240
Jerome A. Benkert, Jr.	$47,266	$318,424	$365,690
Carl L. Chapman	$75,599	$284,831	$360,430
Ronald E. Christian	$54,226	$928,166	$982,392
William S. Doty	$35,237	$397,194	$432,431

(a)	Amounts in this column represent base salary and annual incentive deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Ellerbrook, Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also included in this total are the amounts disclosed for fiscal year 2006 and 2007 in the Executive Contributions and Registrant Contributions columns of the 2006 and 2007 Nonqualified Deferred Compensation Table. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into a change-in-control agreement with its Chair and Chief Executive Officer, Mr. Ellerbrook, and employment agreements with its other executive officers: Messrs. Benkert, Chapman, Christian and Doty. These agreements are described beginning at page 42 under the caption Employment and Termination Benefits Agreements.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the executive officers pursuant to their agreements. The definitions in Mr. Ellerbrook’s change-in-control agreement and in the other executive officers’ employment agreements are substantially the same, except that the definition of “Good Reason” in Mr. Ellerbrook’s agreement applies only to events following a change in control and also applies with less delay following a change in control.

Cause: We have Cause to terminate the executive officer if he has engaged in any of the specific activities listed in the agreement, including intentional gross misconduct damaging in a material way to our Company; commission of fraud against our Company; public acts of dishonesty or conviction of a felony; or a material breach of the agreement that the executive has not cured after reasonable notice of the breach and a reasonable opportunity to cure.

Good Reason:

•

If an executive gives the Company notice of a material breach within 90 days of the initial existence of the material breach and we have not cured the material breach within 30 days thereafter, the executive is said to have Good Reason to terminate his employment. (This provision applies only prior to the first anniversary of a Change in Control and is not contained in Mr. Ellerbrook’s agreement.)

•

After the first anniversary of a Change in Control (in the executive officer agreements) or between ninety days after and 3 years after a Change in Control (in Mr. Ellerbrook’s agreement), an executive has Good Reason to terminate his employment if any of the following occurs without the executive’s written consent:

•	a demotion in the executive’s status, position or responsibilities;

•	the assignment to the executive of any duties or responsibilities inconsistent with his status, position or responsibilities prior to the Change in Control;

•

the removal of the executive from any positions or failure to reappoint or reelect the executive to any positions he held immediately prior to the Change in Control (except when the executive’s employment is terminated for total and permanent Disability, death or Cause or by the executive other than for Good Reason);

•	a reduction by the Company in the executive’s base salary;

•

the Company’s failure to increase the executive’s base salary within 12 months of the executive’s last increase in base salary in an amount reasonably comparable to the percentage increases in base salary for all Company employees at the same employment level as the executive affected in the preceding 12 months;

•

the relocation of the principal executive offices of the Company or Company affiliate for which the executive performs a principal function to a location more than 50 miles outside the Evansville, Indiana metropolitan area or, if the executive’s services are not performed in Evansville, Indiana, to a new location (except for travel on the Company’s business to an extent substantially consistent with the executive’s prior business travel obligations);

•	a reduction in the executive’s total direct compensation opportunity;

•

the Company’s failure to continue in effect any incentive, bonus or other compensation plan in which the executive participated prior to the Change in Control, including any stock option and restricted stock plans, unless an equitable arrangement has been made in an ongoing substitute or alternative plan, or the Company’s failure to permit the executive’s continued participation in the plan or material reduction in the executive’s participation in the plan;

•

the Company’s failure to provide aggregate benefits, including annual and long term incentive opportunities, reasonably comparable in the aggregate to the benefits being provided for the majority of the other Company employees at the same employment level as the executive;

•	the Company’s failure to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform the executive’s agreement; or

•	a Company request that the executive participate in an unlawful act or take any action constituting a breach of the executive’s professional standard of conduct.

Change in Control: A change in control would include any of the following events:

•	a “person,” as defined in the Securities Exchange Act of 1934, acquires 20 percent or more of our common stock or of voting securities entitled to vote generally in the election of directors;

•	a majority of our Directors are replaced in certain circumstances; or

•	shareholders approve certain reorganizations, mergers or consolidations, or a liquidation or sale of our assets; or

•	a liquidation or sale of our assets.

Under the change-in-control agreement with Mr. Ellerbrook, the Company will provide him with the following benefits upon a termination by the Company other than for cause, death or disability, or upon a termination by Mr. Ellerbrook with good reason, within three years after a change-in-control, or upon a termination by Mr. Ellerbrook for any reason during the 90-day period after the change-in-control. Under the employment agreements with the other officers referred to above, the Company will provide them with the following benefits upon a termination by the Company other than for cause, death or disability, upon a termination by the executive for good reason, or upon a termination by the executive for any reason during the 30-day period immediately after the first anniversary of a change-in-control.

•	Accrued base salary and the greater of target annual incentive or average annual incentive over the preceding three years and all deferred compensation;

•

A termination payment based upon a multiple of base salary and the greater of target annual incentive or average annual incentive in the preceding three years, which multiple is three (or, if less, the number of months until age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two (or, if less, the number of months until age 65) for Mr. Doty;

•

Enhanced benefits under the retirement plans and supplemental retirement plans assuming three years (or, if less, the number of months until age 65) of additional employment for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years (or, if less, the number of months until age 65) of additional employment for Mr. Doty;

•	The immediate vesting of any restricted stock, stock options and any other stock awards outstanding prior to February, 2005;

•

Medical, dental and other welfare benefit plan benefits for three years (or, if less, the number of months until age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years (or, if less, the number of months until age 65) for Mr. Doty; and

•	All other amounts required to be paid under any other plan, program, policy, practice, contract or agreement.

No payments will be made to the Company’s executive officers upon a change-in-control alone unless their employment also terminates under the conditions described above.

The following tables set forth the potential payments to the Company’s executive officers upon the termination of their employment with the Company, including a termination following a change-in-control. The tables assume that each termination event occurred on December 31, 2008, and the amounts shown are based upon the $25.01 per share closing price of the Company’s common stock on December 31, 2008. The tables do not include retirement benefits payable to the executives shown in the 2008 Pension Benefits Table on page 40.

Niel C. Ellerbrook

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$0	$0	$675,000	$0	$0	$675,000	$675,000	$675,000
Termination payment	$0	$0	$4,275,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$4,852,588	$4,852,588	$4,852,588	$4,852,588	$4,852,588	$4,852,588	$4,852,588	$4,852,588
Incremental actuarial benefit under retirement plans(2)	$0	$0	$1,561,939	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$3,651,810	$0	$0	$1,358,868	$3,651,810	$1,358,868
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$0	$0	$98,536	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$4,084,054	0	0	$0	$0	$0
Total	$4,852,588	$4,852,588	$19,198,927	$4,852,588	$4,852,588	$6,886,456	$9,179,398	$6,886,456

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2008 as shown in the 2008 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Change-in-Control Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event. All stock option awards were vested as of January 1, 2008.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Jerome A. Benkert Jr.

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$194,700	$194,700	$194,700	$0	$0	$194,700	$194,700	$194,700
Termination payment	$1,646,100	$1,646,100	$1,646,100	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,431,216	$1,431,216	$1,431,216	$1,431,216	$1,431,216	$1,431,216	$1,431,216	$1,431,216
Incremental actuarial benefit under retirement plans(2)	$360,585	$360,585	$360,585	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$946,503	$0	$0	$358,468	$946,503	$358,468
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$76,647	$76,647	$76,647	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,188,693	$0	$0	$0	$0	$0
Total	$3,709,248	$3,709,248	$5,844,444	$1,431,216	$1,431,216	$1,984,384	$2,572,419	$1,984,384

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2008 as shown in the 2008 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event. All stock option awards were vested as of January 1, 2008.

(5)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Carl L. Chapman

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$286,000	$286,000	$286,000	$0	$0	$286,000	$286,000	$286,000
Termination payment	$2,178,000	$2,178,000	$2,178,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,152,437	$1,152,437	$1,152,437	$1,152,437	$1,152,437	$1,152,437	$1,152,437	$1,152,437
Incremental actuarial benefit under retirement plans(2)	$719,673	$719,673	$719,673	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$879,377	$0	$0	$526,861	$879,377	$526,861
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$98,337	$98,337	$98,337	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,835,467	$0	$0	$0	$0	$0
Total	$4,434,447	$4,434,447	$7,149,291	$1,152,437	$1,152,437	$1,965,298	$2,317,814	$1,965,298

(1)

The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2008 as shown in the 2008 Nonqualified Deferred

Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table. Due to a computational error, the amount reflected in the 2008 proxy statement for year ending December 31, 2007 should have been $665,952 rather than $772,162.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event. All stock option awards were vested as of January 1, 2008.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Ronald E. Christian

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$183,700	$183,700	$183,700	$0	$0	$183,700	$183,700	$183,700
Termination payment	$1,553,100	$1,553,100	$1,553,100	$0	$0	$0	$0	$0
Deferred Compensation(1)	$2,257,492	$2,257,492	$2,257,492	$2,257,492	$2,257,492	$2,257,492	$2,257,492	$2,257,492
Incremental actuarial benefit under retirement plans(2)	$336,732	$336,732	$336,732	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$821,453	$0	$0	$300,120	$821,453	$300,120
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$79,913	$79,913	$79,913	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,118,742	$0	$0	$0	$0	$0
Total	$4,410,937	$4,410,937	$6,351,132	$2,257,492	$2,257,492	$2,741,312	$3,262,645	$2,741,312

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2008 as shown in the 2008 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event. All stock options were vested as of January 1, 2008.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

William S. Doty

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$131,400	$131,400	$131,400	$0	$0	$131,400	$131,400	$131,400
Termination payment	$846,800	$846,800	$846,800	$0	$0	$0	$0	$0
Deferred Compensation(1)	$659,172	$659,172	$659,172	$659,172	$659,172	$659,172	$659,172	$659,172
Incremental actuarial benefit under retirement plans(2)	$278,482	$278,482	$278,482	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$670,368	$0	$0	$250,100	$670,368	$250,100
Acceleration of stock options(3)	$0	$0	$0	$0	$0	$0	$0	$0
Continuation of medical/welfare plans (present value)	$39,974	$39,974	$39,974	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$725,739	$0	$0	$0	$0	$0
Total	$1,955,828	$1,955,828	$3,351,935	$659,172	$659,172	$1,040,672	$1,460,940	$1,040,672

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2008 as shown in the 2008 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(2)	Represents the present value of an incremental pension benefit of two years of service credit provided under the named executive officer’s Employment Agreement, assuming an applicable segment rate and mortality table.

(3)	Amounts shown represent the unvested restricted stock and stock unit awards that would be accelerated in connection with the indicated termination event. All stock options were vested as of January 1, 2008.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The Company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the shareholders ratify the Audit and Risk Management committee’s (“Audit committee”) selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2009. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions and broker non-votes will not be counted either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit committee of the Board of Directors will consider it as a direction to select other auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Board of Directors and the Audit and Risk Management committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2009. See “Report of the Audit and Risk Management Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2008 and December 31, 2007:

	2008	2007
Audit Fees(1)	$1,378,911	$1,157,989
Audit-Related Fees(2)	$235,449	$258,795
Tax Fees(3)	$162,073	$242,219
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,776,433	$1,659,003

(1)	Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2008 and 2007 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2008 and 2007 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $69,911 and $83,989 in 2008 and 2007, respectively.

(2)	Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audit of one of the Company’s consolidated subsidiaries.

(3)

Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $17,548 and $20,426 in 2008 and 2007, respectively.

(4)	Pursuant to its charter, the Audit committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit committee in accordance with this policy.

Changes in and Disagreements with Auditors on Accounting and Financial Disclosure

None.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $8,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitations, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s annual report and Form 10-K for the fiscal year ended December 31, 2008 was mailed to shareholders on or about March 18, 2009. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K. You may request a copy of our 2008 Annual Report, which includes our 2008 Form 10K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2008 Annual Report, including the 2008 10-K on our website at www.vectren.com.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2008 were timely made, except that a Form 4 was inadvertently not filed for the reinvestment of the first quarter dividends in 2008 under the Company’s nonqualified deferred compensation plan for Mr. Shymanski. This omission was discovered and a filing was made to correct this oversight on April 15, 2008.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2010 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2010 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 18, 2009 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder, and (iv) any interest of the shareholder in the business.

By order of the Board of Directors.
VECTREN CORPORATION

By: RONALD E. CHRISTIAN Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Evansville, Indiana

March 18, 2009

Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-888-693-8683 or using the Internet (www.cesvote.com). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Excerpt from Code of By-Laws

Of

Vectren Corporation

As Most Recently Amended

And Restated as of

February 27, 2008

Section 3.6 (b). Director Qualifications

(b) Director Qualifications.    The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.	The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.	The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.	The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.	Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the

A-1

Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

A-2

APPENDIX B

Excerpt from Code of By-Laws

Of

Vectren Corporation

As Most Recently Amended

And Restated as of

February 27, 2008

Section 4.15. Qualifications for Continued Service, Retirement.

(a) No director who has attained the age of seventy-two (72) years is qualified to remain a director longer than the end of the month during which he or she has attained such age and shall automatically cease being a director thereafter and may not be re-nominated.

(b)	The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)	If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)	If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c) The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

B-1

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on May 13, 2009, to be counted in the final tabulation.

If you vote by telephone or Internet, please do not send your proxy by mail.

¾

If voting by mail, Proxy must be signed and dated below.

À    Please fold and detach card at perforation before mailing.     À

PROXY	VECTREN CORPORATION	PROXY

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 13, 2009.

The undersigned hereby appoints Jerome A. Benkert, Jr., Carl L. Chapman and Ronald E. Christian and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2009 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).

Signature(s) of shareholder

Signature, if held jointly

Date:	, 2009
Please sign as your name(s) appear hereon. All joint tenants should date this proxy and sign. When signing as attorney, executor, trustee or guardian, give the full title of such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.

À    Please fold and detach card at perforation before mailing.     À

VECTREN CORPORATION	PROXY

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1 and 2 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposal 2.

1. Election of Directors:
Nominees:	(01) Carl L. Chapman	(02) John M. Dunn	(03) Niel C. Ellerbrook	(04) John D. Engelbrecht
	(05) Anton H. George	(06) Martin C. Jischke	(07) Robert L. Koch II	(08) William G. Mays
	(09) J. Timothy McGinley	(10) Richard P. Rechter	(11) R. Daniel Sadlier	(12) Michael L. Smith
(13) Jean L. Wojtowicz

	❑ FOR	❑ WITHHOLD

For, except vote withheld from the following nominees:

2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for 2009.

❑ FOR ❑ AGAINST ❑ ABSTAIN

❑	I plan to attend the Annual Meeting.

❑	I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)